Exhibit 99.1

XWELL Announces Senior Leadership Appointments and Changes

Ian Brown Appointed XWELL’s CFO Succeeding Suzanne Scrabis

Peter Vermeulen Joins XWELL as its New Head of Human Resources

Mike Heronime Joins XWELL as its New Marketing Director

NEW YORK, January 7, 2025 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in wellness solutions for people on the go, today announced new senior leadership appointments to support the Company’s strategic growth and business objectives. Ian Brown joined the Company as its new Chief Financial Officer on January 6, 2025, succeeding Suzanne Scrabis, whose separation is effective as of January 8, 2025. Mr. Brown has deep financial expertise and a proven track record in operational excellence, business operations and mergers and acquisitions.

XWELL announced that in connection with Mr. Brown’s employment with the Company and as material inducement into entering into an employment agreement with the Company, pursuant to NASDAQ Listing Rule 5635(c)(4), Mr. Brown will be granted stock options to purchase up to 37,000 shares of common stock at an exercise price equal to the fair market value on the date of the grant, which shall be the closing price on January 6, 2025. The stock options will vest in four quarterly installments of 25% each on the first, second, third and fourth quarters after the grant date, subject to Mr. Brown’s continued employment with the Company on the appliable vesting dates.

Additionally, the Company announced the appointments of Peter Vermeulen as its new head of Human Resources and Mike Heronime as its new Marketing Director. In alignment with the Company’s strategy to remain agile while working toward profitability, both Mr. Vermeulen and Mr. Heronime are joining XWELL on a fractional basis.

“We are thrilled to accelerate XWELL’s next phase of growth with the announcement of these new senior leadership appointments,” said XWELL CEO Ezra Ernst. “These extremely talented leaders bring a compelling combination of expertise and experience that we believe will help support plans to unify XWELL's brands, enhance our company culture, and drive improvements in our financial and operational performance. I’m excited to collaborate with my new colleagues on XWELL’s journey to drive growth and liberate wellness.”

Mr. Ernst added, "I also want to sincerely thank Suzanne for her contributions as CFO during an important period of strategic transformation at XWELL. We wish her continued success in future endeavors.”

Senior Leadership Backgrounds

Ian Brown has more than 25 years of experience in operational finance. He has expertise in systems transformation, financial operations, and back-office process improvement. He recently was a Managing Director of the Strategic FP&A Group at Accordion. Prior to that role, he served at FTI Consulting in their Technology Transformation group. Prior, he was Senior Director Business Planning, Customer Operations at Charter Communications, and a Director of Operational Finance for Insight Communications. Before this, Ian was the CFO of two early-stage companies, was a colleague of Ezra Ernst at Wolters Kluwer, and also worked in media investment banking. He holds an M.B.A from The Tuck School of Business at Dartmouth and a B.A. from Vassar College.

Peter Vermeulen brings over 25 years of global HR experience, including senior roles at TeleSign, Amazon, and Johnson & Johnson. At TeleSign, he served as Chief People Officer, leading the company’s cultural transformation during a period of steep growth and international expansion. At Amazon, he led HR for global customer service teams, and at Johnson & Johnson, he held key leadership roles in talent management and supply chain HR. A dual citizen of Belgium and the U.S., Peter holds advanced degrees in Business Economics and European Studies and is a Certified Global Professional in Human Resources (GPHR) and a Certified Executive Coach.

Mike Heronime has more than 25 years of strategic marketing experience. As President and Executive Director of Creative Solutions for Positive Brand, Mike has helped companies and organizations large and small from Fortune 500 companies and non-profit organizations to startups grow their revenue through insight-based, integrated strategic and creative marketing solutions. Prior to joining Positive Brand in 2004, Mike served as Chief Creative Officer for RKD Group, as a Creative Director for Tribal DDB and as a Creative Director for Bozell. He has a B.S. from University of North Texas.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products.
•	Naples Wax Center is a group of upscale skin care boutiques.
•	XpresCheck, in partnership with the CDC and Ginkgo Biosecurity, conducts biosurveillance monitoring in its airport locations to identify new SARS-CoV-2 variants of interest and concern as well as other pathogens entering the country from across the world.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Maria Kucinski

MWW

mkucinski@mww.com